Exhibit 99.a(6)

MORGAN STANLEY EQUALLY-WEIGHTED S&P 500 FUND

INSTRUMENT ESTABLISHING AND DESIGNATING

ADDITIONAL CLASSES OF SHARES

WHEREAS, Morgan Stanley Equally-Weighted S&P 500 Fund (the “Trust”) was established by the Declaration of Trust dated May 27, 1987, as amended from time to time (the “Declaration”), under the laws of the Commonwealth of Massachusetts;

WHEREAS, Section 6.9(h) of the Declaration provides that the establishment and designation of any additional class of shares shall be effective upon the execution by a majority of the then Trustees of an instrument setting forth such establishment and designation and the relative rights, preferences, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of such class, or as otherwise provided in such instrument, which instrument shall have the status of an amendment to the Declaration; and

WHEREAS, the Trustees of the Trust have deemed it advisable to establish and designate two additional classes of shares, to be known as Class R and Class W as provided herein.

NOW, THEREFORE, BE IT RESOLVED, pursuant to Section 6.9(h) of the Declaration, there are hereby established and designated two additional classes of shares, to be known as Class R and Class W (the “Additional Classes”), each of which shall be subject to the relative rights, preferences, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption set forth in the Declaration with respect to the existing classes of shares of the Trust, known as Class A, Class B, Class C and Class D (the “Existing Classes”) except to the extent the Trust’s Multiple Class Plan Pursuant to Rule 18f-3, attached hereto as Exhibit A, sets forth differences (i) between each of the Additional Classes, or (ii) among each of the Existing Classes and the Additional Classes.

This instrument may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS THEREOF, the undersigned, the Trustees of the Trust, have executed this instrument this 31st day of December, 2007.

/s/ Frank L. Bowman	/s/ Michael Bozic
Frank L. Bowman, as Trustee, and not individually c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Trustees 1177 Avenue of the Americas New York, NY 10036	Michael Bozic, as Trustee, and not individually c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Trustees 1177 Avenue of the Americas New York, NY 10036

/s/ Kathleen A. Dennis	/s/ Manuel H. Johnson
Kathleen A. Dennis, as Trustee, and not individually c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Trustees 1177 Avenue of the Americas New York, NY 10036	Dr. Manuel H. Johnson, as Trustee, and not individually c/o Johnson Smick Group, Inc. 888 16th Street, N.W., Suite 740 Washington, D.C. 20006

/s/ James F. Higgins	/s/ Joseph J. Kearns
James F. Higgins, as Trustee, and not individually c/o Morgan Stanley Trust Harborside Financial Center, Plaza Two Jersey City, NJ 07311	Joseph J. Kearns, as Trustee, and not individually c/o Kearns & Associates LLC PMB754, 23852 Pacific Coast Highway Malibu, CA 90265

/s/ Michael F. Klein	/s/ Michael E. Nugent
Michael F. Klein, as Trustee, and not individually c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Trustees 1177 Avenue of the Americas New York, NY 10036	Michael E. Nugent, as Trustee, and not individually c/o Triumph Capital, L.P. 445 Park Avenue New York, NY 10022

/s/ W. Allen Reed	/s/ Fergus Reid
W. Allen Reed, as Trustee, and not individually c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Trustees 1177 Avenue of the Americas New York, NY 10036	Fergus Reid, as Trustee, and not individually c/o Lumelite Plastics Corporation 85 Charles Colman Blvd. Pawling, NY 12564

STATE OF NEW YORK	)
)ss:
COUNTY OF NEW YORK	)

On this 31st day of December, 2007, FRANK L. BOWMAN, MICHAEL BOZIC, KATHLEEN A. DENNIS, MANUEL H. JOHNSON, JAMES F. HIGGINS, JOSEPH J. KEARNS, MICHAEL F. KLEIN, MICHAEL E. NUGENT, W. ALLEN REED AND FERGUS REID, known to me to be the individuals described in and who executed the foregoing instrument, personally appeared before me and they severally acknowledged the foregoing instrument to be their free act and deed.

/s/ Jonn William Plerchee
Notary Public

Jonn William Plerchee
Notary Public, State of New York
No. 01 PL 6080628
Qualified in New York County
Commission Expires Sept. 16, 2010

My Commission expires: 9/16/10

EXHIBIT A

[Updated Multiple Class Plan Pursuant to Rule 18f-3]

MORGAN STANLEY FUNDS
MULTIPLE CLASS PLAN
PURSUANT TO RULE 18F-3

INTRODUCTION

This plan (the “Plan”) is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), effective as of July 28, 1997 as amended and restated as of September 26, 2007. The Plan relates to shares of the open-end investment companies to which Morgan Stanley Investment Advisors Inc. acts as investment adviser, that are listed on Schedule A, as may be amended from time to time (each, a “Fund” and collectively, the “Funds”). The Funds are distributed pursuant to a system (the “Multiple Class System”) in which each class of shares (each, a “Class” and collectively, the “Classes”) of a Fund represents a pro rata interest in the same portfolio of investments of the Fund and differs only to the extent outlined below.

I.                                         DISTRIBUTION ARRANGEMENTS

One or more Classes of shares of the Funds are offered for purchase by investors with the sales load structures described below. In addition, pursuant to Rule 12b-1 under the 1940 Act, the Funds have each adopted Plans of Distribution and Shareholder Service Plans (the “12b-1 Plan”) under which shares of certain Classes are subject to the service and/or distribution fees (“12b-1 Fees”) described below.

1.                                       Class A Shares

Class A shares are offered with a front-end sales load (“FESL”). The schedule of sales charges applicable to a Fund and the circumstances under which the sales charges are subject to reduction are set forth in each Fund’s current prospectus. As stated in each Fund’s current prospectus, Class A shares may be purchased at net asset value (without a FESL):  (i) in the case of certain large purchases of such shares; and (ii) by certain limited categories of investors, in each case, under the circumstances and conditions set forth in each Fund’s current prospectus. Class A shares purchased at net asset value may be subject to a contingent deferred sales charge (“CDSC”) on redemptions made within eighteen months after purchase. Further information relating to the CDSC, including the manner in which it is calculated, is set forth in paragraph 9 below. Class A shares are also subject to payments under each Fund’s Distribution and/or Shareholder Service Plan to reimburse Morgan Stanley Distributors Inc. (the “Distributor”), its broker-dealer affiliates and other broker-dealers, financial institutions or intermediaries for distribution and/or shareholder service expenses incurred by them specifically on behalf of the Class, assessed at an annual rate of up to 0.25% of average daily net assets. The entire amount of the 12b-1 fee represents a service fee under the Rules of the Financial Industry Regulatory Authority (“FINRA”) (of which the Distributor is a member).

2.                                       Class B Shares

Class B shares are offered without a FESL, but will in most cases be subject to a six-year declining CDSC which is calculated in the manner set forth in paragraph 9 below. The schedule of CDSC charges applicable to each Fund is set forth in each Fund’s current prospectus. With the exception of certain of the Funds which have a different formula described below (Morgan Stanley Focus Growth Fund (formerly, Morgan Stanley American Opportunities Fund), Morgan Stanley Natural Resource Development Securities Inc., Morgan Stanley Strategist Fund and Morgan Stanley Dividend Growth Securities Inc.).(1)  Class B shares are also subject to a fee under each Fund’s respective 12b-1 Plan, assessed at the annual rate of up to 1.00% of either:  (a) the lesser of (i) the average daily aggregate gross sales of the Fund’s Class B shares since the inception of the Fund (not including reinvestment of dividends or capital gains distributions), less the average daily aggregate net asset value of the Fund’s Class B shares redeemed since the Fund’s inception upon which a CDSC has been imposed or waived, or (ii) the average daily net assets of Class B; or (b) the average daily net assets of Class B. A portion of the 12b-1 fee equal to up to 0.25% of the Fund’s average daily net assets represents a service fee under the Rules of FINRA and the remaining portion of the 12b-1 fee, if any, represents an asset-based sales charge. Also, Class B shares have a conversion feature (“Conversion Feature”) under which such shares convert to Class A shares after 8 years. Details of the Conversion Feature are set forth in Section IV below.

3.                                       Class C Shares

Class C shares are offered without imposition of a FESL, but will in most cases be subject to a CDSC of 1.00% on redemptions made within one year after purchase. Further information relating to the CDSC is set forth in paragraph 9 below. In addition, Class C shares, under each Fund’s 12b-1 Plan, are subject to 12b-1 payments to reimburse the Distributor, its broker-dealer affiliates and other broker-dealers for distribution and shareholder service expenses incurred by them specifically on behalf of the Class, assessed at the annual rate of up to 1.00% of the average daily net assets of the Class A portion of the 12b-1 fee equal to up to 0.25% of the Fund’s average daily net assets is characterized as a service fee within the meaning of FINRA guidelines. Unlike Class B shares, Class C shares do not have the Conversion Feature.

4.                                       Class D Shares (to be renamed Class I Shares effective in or about April 2008)

Class I shares are offered without imposition of a FESL, CDSC or a 12b-1 fee for purchases of Fund shares by (i) investors meeting an initial minimum investment requirement and (ii) certain other limited categories of investors, in each case, as may be approved by the Boards of Directors/Trustees of the Funds and as disclosed in each Fund’s current prospectus.

(1)                                  The payments under the 12b-1 Plan for each of Morgan Stanley Focus Growth Fund (formerly, Morgan Stanley American Opportunities Fund), Morgan Stanley Natural Resource Development Securities Inc. and Morgan Stanley Dividend Growth Securities Inc. are assessed at the annual rate of 1.0% of the lesser of:  (a) the average daily aggregate gross sales of the Fund’s Class B shares since the inception of the Fund’s Plan (not including reinvestment of dividends or capital gains distributions), less the average daily aggregate net asset value of the Fund’s Class B shares redeemed since the Plan’s inception upon which a CDSC has been imposed or waived, or (b) the average daily net assets of Class B attributable to shares issued, net of related shares redeemed, since inception of the Plan. The payments under the 12b-1 Plan for the Morgan Stanley Strategist Fund are assessed at the annual rate of:  (i) 1.0% of the lesser of (a) the average daily aggregate gross sales of the Fund’s Class B shares since the effectiveness of the first amendment of the Plan on November 8, 1989 (not including reinvestment of dividends or capital gains distributions), less the average daily aggregate net asset value of the Fund’s Class B shares redeemed since the effectiveness of the first amended Plan, upon which a CDSC has been imposed or waived, or (b) the average daily net assets of Class B attributable to shares issued, net of related shares redeemed, since the effectiveness of the first amended Plan; plus (ii) 0.25% of the average daily net assets of Class B attributable to shares issued, net of related shares redeemed, prior to effectiveness of the first amended Plan.

5.                                       Class Q Shares (with respect to Morgan Stanley Utilities Fund only)

In connection with the merger (the “Merger”) of Morgan Stanley Global Utilities Fund into Morgan Stanley Utilities Fund (“Utilities”), a new Q share class was created into which all holders of pre-Merger Class B shares of Utilities (“Pre-Merger Class B Shares”) will be placed on the effective date of the Merger. Class Q shares of Utilities are closed to new investments (except for dividend reinvestments). The Class Q shares of Utilities are offered without a FESL, but are subject to a six-year declining CDSC, which is calculated in the manner set forth in paragraph 7 below. The schedule of CDSC charges is set forth in Utilities’ current prospectus. For purposes of calculation of the CDSC, Class Q shareholders will get the benefit of their holding period for Pre-Merger Class B Shares. Class Q shares are also subject to a fee under Utilities’ 12b-1 Plan relating to its Class Q shares, assessed at the annual rate of up to 0.26% of either:  (a) the lesser of (i) the average daily aggregate gross sales of Utilities’ Class Q shares and Pre-Merger Class B Shares since the inception of Utilities (not including reinvestment of dividends or capital gains distributions), less the average daily aggregate net asset value of Utilities’ Class Q shares and Pre-Merger Class B Shares redeemed since Utilities’ inception upon which a CDSC has been imposed or waived, or (ii) the average daily net assets of Class Q; or (b) the average daily net assets of Class Q. A portion of the 12b-1 fee equal to up to 0.25% of Utilities’ average daily net assets represents a service fee under the Rules of the FINRA and the remaining portion of the 12b-1 fee, if any, represents an asset-based sales charge. Also, Class Q shares retain the same conversion feature as Class B shares (“Conversion Feature”) under which such shares convert to Class A shares after a certain holding period and retain the same exchange privileges as Class B shares. Details of the Conversion Feature and exchange privilege are set forth in Section IV below under “Conversion Features—Class B to Class A” and “Conversion Features—Exchange Privileges.”

6.                                       Class R Shares

Class R shares, under each Fund’s 12b-1 Plan, are subject to 12b-1 payments to reimburse the Distributor, its broker-dealer affiliates and other broker-dealers for distribution expenses incurred by them specifically on behalf of the Class, assessed at the annual rate of up to 0.50% of the average daily net assets. Up to 0.25% of this amount is characterized as a service fee within the meaning of FINRA guidelines. Class R shares do not have the Conversion Feature.

7.                                       Class W Shares

Class R shares, under each Fund’s 12b-1 Plan, are subject to 12b-1 payments to reimburse the Distributor, its broker-dealer affiliates and other broker-dealers for distribution expenses incurred by them specifically on behalf of the Class, assessed at the annual rate of up to 0.35% of the average daily net assets. Up to 0.25% of this amount is characterized as a service fee within the meaning of FINRA guidelines. Class W shares do not have the Conversion Feature.

8.                                       Additional Classes of Shares

The Boards of Directors/Trustees of the Funds have the authority to create additional Classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 under the 1940 Act.

9.                                       Calculation of the CDSC

Any applicable CDSC is calculated based upon the lesser of net asset value of the shares at the time of purchase or at the time of redemption. The CDSC does not apply to amounts representing an increase in share value due to capital appreciation and shares acquired through the reinvestment of dividends or capital gains distributions. The CDSC schedule applicable to a Fund and the circumstances in which the CDSC is subject to waiver are set forth in each Fund’s prospectus.

II.                                     EXPENSE ALLOCATIONS

Expenses incurred by a Fund will be allocated among the various Classes of shares pro rata based on the net assets of the Fund attributable to each Class, except that 12b-1 or service fees relating to a particular Class are allocated directly to that Class.

III.                                 CLASS DESIGNATION

All shares of the Funds held prior to July 28, 1997 (other than the shares held by certain employee benefit plans established by Morgan Stanley & Co. Incorporated, shares of Funds offered with a FESL, and shares of Morgan Stanley Balanced Fund(2)) have been designated Class B shares. Shares held prior to July 28, 1997 by such employee benefit plans have been designated Class I shares. Shares held prior to July 28, 1997 of Funds offered with a FESL have been designated Class I shares. In addition, shares of Morgan Stanley Focus Growth Fund (formerly, Morgan Stanley American Opportunities Fund) purchased prior to April 30, 1984, shares of Morgan Stanley Strategist Fund purchased prior to November 8, 1989 and shares of Morgan Stanley Natural Resource Development Securities Inc. and Morgan Stanley Dividend Growth Securities Inc. purchased prior to July 2, 1984 (with respect to such shares of each Fund, including such proportion of shares acquired through reinvestment of dividends and capital gains distributions as the total number of shares acquired prior to each of the preceding dates in this sentence bears to the total number of shares purchased and owned by the shareholder of that Fund) have been designated Class I shares. Shares of Morgan Stanley Balanced Fund(2) held prior to July 28, 1997 have been designated Class C shares except that shares of Morgan Stanley Balanced Fund(2) held prior to July 28, 1997 that were acquired in exchange for shares of an investment company offered with a CDSC have been designated Class B shares and those that were acquired in exchange for shares of an investment company offered with a FESL have been designated Class A shares. Class B shares of Utilities held prior to the effective date of the Merger will be designated Class Q shares. Prior to December 2007, Class I shares were named Class D shares.

IV.                                 CONVERSION FEATURES

1.                                       Class B to Class A

Class B shares of each Fund will automatically convert to Class A shares, based on the relative net asset values of the shares of the two Classes on the conversion date, which will be approximately eight (8) years after the date of the original purchase. Conversions will be effected once a month. The eight-year period will be calculated from the last day of the month in which the shares were purchased or, in the case of Class B shares acquired through an exchange or a series of exchanges, from the last day of the month in which the original Class B shares were purchased. There will also be conversions at that time such proportion of Class B shares acquired through automatic reinvestment of dividends owned by the shareholder as the total number of his or her Class B shares converting at the time bears to the total number of outstanding Class B shares purchased and owned by the shareholder. In the case of Class B shares held by a “Morgan Stanley Eligible Plan” (as such term is defined in the prospectus of each Fund), all Class B shares will convert to Class A shares on the conversion date of the first shares of a Fund purchased by that plan. In the case of Class B shares previously exchanged for shares of Morgan Stanley Limited Duration U.S. Government Trust (formerly, Morgan Stanley Limited Duration U.S. Treasury Trust), a “Money Market Fund” or a “No-Load Fund” (as such terms are defined in the prospectus of each Fund), the period of time the shares were held in any of such Funds (calculated from the last day of the month in which the shares of any of such Funds were acquired) is excluded from the holding period for conversion. If those shares are subsequently re-exchanged for Class B shares of a Fund, the holding

(2) Effective September 2006, Morgan Stanley Balanced Income Fund merged into Morgan Stanley Balanced Growth Fund and the fund was re-named Morgan Stanley Balanced Fund.

period resumes on the last day of the month in which Class B shares are reacquired. Conversions will be suspended during any period in which the expense ratio of the Class B shares is lower than the expense ratio of the Class A shares.

Class B to Class Q

Class B shares of Utilities held prior to the effective date of the Merger will automatically convert to Class Q shares.

V.                                     EXCHANGE PRIVILEGES

Shares of each Class may be exchanged for shares of the same Class of the other Funds without the imposition of an exchange fee as described in the prospectuses and statements of additional information of the Funds. The exchange privilege of each Fund may be terminated or revised at any time by the Fund upon such notice as may be required by applicable regulatory agencies as described in each Fund’s prospectus.

VI.                                VOTING

Each Class shall have exclusive voting rights on any matter that relates solely to its 12b-1 Plan, except that Class B shareholders and Class Q shareholders will have the right to vote on any proposed material increase in Class A’s expenses, including payments under the Class A 12b-1 Plan, if such proposal is submitted separately to Class A shareholders. In addition, each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

MORGAN STANLEY FUNDS
MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3
SCHEDULE A
AT September 26, 2007

Morgan Stanley Aggressive Equity Fund

Morgan Stanley Allocator Fund

Morgan Stanley Balanced Fund

Morgan Stanley California Tax-Free Income Fund

Morgan Stanley Capital Opportunities Trust(3)

Morgan Stanley Convertible Securities Trust

Morgan Stanley Developing Growth Securities Trust(3)

Morgan Stanley Dividend Growth Securities Inc.

Morgan Stanley Equally-Weighted S&P 500 Fund(3)

Morgan Stanley European Equity Fund Inc(3)

Morgan Stanley Financial Services Trust

Morgan Stanley Focus Growth Fund(3)

Morgan Stanley Fundamental Value Fund

Morgan Stanley FX Series Fund

• The FX Alpha Strategy Portfolio(3) (4)

• The FX Alpha Plus Strategy Portfolio(3) (4)

Morgan Stanley Global Advantage Fund

Morgan Stanley Global Dividend Growth Securities

Morgan Stanley Health Sciences Trust

Morgan Stanley High Yield Securities Inc.

Morgan Stanley Institutional Strategies Fund

Morgan Stanley Income Trust

Morgan Stanley International Fund(3)

Morgan Stanley International Small Cap

Morgan Stanley International Value Equity Fund(3)

(3) Fund offers Class R and Class W shares.

(4) Fund does not offer Class B shares.

Morgan Stanley Japan Fund

Morgan Stanley Mid-Cap Value Fund

Morgan Stanley Mortgage Securities Fund

Morgan Stanley Multi-Asset Class Fund

Morgan Stanley Nasdaq-100 Index Fund

Morgan Stanley Natural Resource Development Securities Inc.

Morgan Stanley New York Tax-Free Income Fund

Morgan Stanley Pacific Growth Fund Inc. (3)

Morgan Stanley Real Estate Fund

Morgan Stanley S&P 500 Index Fund

Morgan Stanley Series Fund

• Morgan Stanley Diversified Large Cap Equity Fund(3)

• Morgan Stanley Diversified International Equity Fund(3)

Morgan Stanley Small-Mid Special Value Fund(3)

Morgan Stanley Special Growth Fund

Morgan Stanley Special Value Fund(3)

Morgan Stanley Strategist Fund(3)

Morgan Stanley Tax-Exempt Securities Trust

Morgan Stanley Technology Fund

Morgan Stanley Total Market Index Fund

Morgan Stanley U.S. Government Securities Trust

Morgan Stanley Utilities Fund

Morgan Stanley Value Fund